Exhibit 5.1

January 19, 2024

Board of Directors

flyExclusive, Inc.

2860 Jetport Road

Kinston, North Carolina 28504

Gentlemen:

We have acted as counsel to flyExclusive, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (a) the issuance of up to an aggregate of 5,805,544 shares Class A Common Stock (the “Public Warrant Shares”) issuable upon the exercise of publicly traded warrants with an exercise price of $11.50 per share (the “Public Warrants”), and (b) the resale from time to time by the selling stockholders listed in the Registration Statement under the heading “Selling Stockholders”, as detailed in the Registration Statement of (i) up to an aggregate of 15,545,274 outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company (the “Resale Shares”), (ii) 4,333,333 private placement warrants (the “Resale Warrants”) to purchase an aggregate of 4,333,333 shares of Class A Common Stock with an exercise price of $11.50 per share, (iv) up to an aggregate of 4,333,333 shares of Class A Common Stock (the “Resale Warrant Shares”) issuable upon the exercise of the Resale Warrants, and (v) up to an aggregate of 59,930,000 shares of Class A Common Stock (the “Unit Shares”) issuable upon the exercise of the units of ownership interest in LGM Enterprises, LLC, a North Carolina limited liability company (the “LGM Units”). The Public Warrant Shares, the Resale Shares, the Resale Warrants, the Resale Warrant Shares, and the Unit Shares are referred to collectively as the “Securities.”

The Public Warrants and the Private Warrants are governed by the terms of a Warrant Agreement, dated May 25, 2021, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). The LGM Units are governed by the Amended and Restated Operating Agreement of the Company, dated December 27, 2023 (the “Operating Agreement”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance, if not already outstanding, and the delivery of any Securities, the Registration Statement will have been declared effective under the Securities Act, and the Securities will have been registered under the Securities Act pursuant to the Registration Statement and that such registration will not have been modified or rescinded, that no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued in connection with the Registration Statement, and that there will not have occurred any change in law affecting the validity of the issuance of the Securities.

Based upon the foregoing, we are of the opinion that:

1.

The Public Warrant Shares have been duly authorized for issuance, and when issued and paid for in accordance with the provisions of the Warrant Agreement, will be validly issued, fully paid and non-assessable;

2.	The Resale Shares have been duly authorized and are validly issued, fully paid and non-assessable;

3.	The Resale Warrants are the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms;

4.

The Resale Warrant Shares have been duly authorized for issuance, and when issued and paid for in accordance with the provisions of the Warrant Agreement, will be validly issued, fully paid and non-assessable; and

5.	The Unit Shares have been duly authorized for issuance, and when issued in accordance with the provisions of the Operating Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed in paragraph 3 above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Resale Warrants are considered in a proceeding in equity or at law). Insofar as any of the documents referenced in this opinion letter provide for indemnification or contribution, the enforcement thereof may be limited by public policy considerations.

This opinion is limited to current federal laws of the United States and the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporate Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and, with regard to our opinion in paragraph 3above regarding the enforceability of the Resale Warrants, the New York Business Corporation Law, including the statutory provisions of the New York Business Corporation Law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ WYRICK ROBBINS YATES & PONTON LLP